Exhibit 99 (a)

For release: Tuesday, Feb. 13, 2007 8:00 a.m. ET	Media contact: Claudia Piccinin (248) 813-2942

Investor contact: Mark M. Williams (248) 813-2498
DELPHI REPORTS THIRD QUARTER FINANCIAL RESULTS
     TROY, Mich. — Delphi Corporation today reported third quarter financial results for the period ended Sept. 30, 2006.
•	Revenue of $6.0 billion in Q3 2006, down from $6.3 billion in Q3 2005. Revenue of $20.0 billion for the first nine months of 2006, down slightly from the comparable period in 2005.

•	Non-GM revenue for the quarter of $3.4 billion, essentially flat compared to Q3 2005 revenue of $3.3 billion, representing 57 percent of Q3 revenues. Q3 non-GM growth was more than offset by a 12 percent year-over-year decline in GM revenues. Non-GM revenue of $11.1 billion for the first nine months of 2006, representing 56 percent of total revenues.

•	Net loss of $2.0 billion or a loss of $3.51 per share, compared to Q3 2005 net loss of $788 million or a loss of $1.40 per share. Included in the Q3 2006 net loss are charges related to the U.S. employee special attrition programs of $1.0 billion. The net loss of $4.6 billion for the first nine months of 2006 includes $2.9 billion of charges related to the U.S. employee special attrition programs.

•	Cash used in operations of $222 million for the first nine months of 2006, compared to cash used in operations of $609 million for the first nine months of 2005.
     “While Delphi continues to experience substantial losses stemming from competitive pressures in our U.S. operations, approximately half of the third quarter loss was due to charges related to the U.S. employee special attrition programs,” said Robert S. “Steve” Miller, Delphi chairman. “Currently, we remain focused on reaching a consensual agreement with our stakeholders, unions and General Motors on a comprehensive restructuring that will enable Delphi’s core U.S. operations to become competitive.”
     Effective July 1, 2006, Delphi realigned its business operations to focus its product portfolio on core technologies for which Delphi believes it has significant competitive and technological advantages. Delphi’s revised operating structure consists of its four core business segments — Electronics and Safety, Thermal Systems, Powertrain Systems and Electrical/Electronic Architecture — as well as two additional segments, Steering and Automotive Holdings Group, as these operations are transitioned.
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     Given this new operational structure, Delphi will begin reporting its financial results along the company’s six reporting segments, which are grouped on the basis of similar product, market and operating factors. Previously, the company reported the financial results of its three business sectors. These reporting changes are effective along with the filing of the third quarter 2006 10-Q.
     Additional information concerning Delphi’s Q3 2006 results and segment reporting is available in Delphi’s third quarter Form 10-Q, scheduled to be filed with the Securities and Exchange Commission later today. More information on Delphi’s U.S. Chapter 11 business reorganization filing is available at www.delphidocket.com.
FORWARD LOOKING STATEMENT
This press release, as well as other statements made by Delphi may contain forward-looking statements, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility; the terms of any reorganization plan ultimately confirmed; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; the Company’s ability to satisfy the terms and conditions of the Equity Purchase and Commitment Agreement (including the Company’s ability to achieve consensual agreements with GM and its U.S. labor unions on a timely basis that are acceptable to the Plan Investors in their sole discretion); the Company’s ability to satisfy the terms and conditions of the Plan Framework Support Agreement; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan (including the transformation plan described in Note 1, Transformation Plan and Chapter 11 Bankruptcy, of the Quarter Report on Form 10-Q for the nine months ended September 30, 2006) and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in this Quarterly Report including the risk factors in Part II. Item 1A. Risk Factors, contained herein. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.
Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy cases to each of these constituencies. A plan of reorganization could result in holders of Delphi’s common stock receiving no distribution on account of their interest and cancellation of their interests. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to prepetition liabilities.
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